                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32468
PROSPECTUS SUPPLEMENT NO. 6
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $650,000,000
                             CONEXANT SYSTEMS, INC.

             4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2007 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

        This Prospectus Supplement No. 6 supplements and amends the Prospectus dated March 14, 2000, the Prospectus Supplement dated April 7, 2000, Prospectus Supplement No. 2 dated April 14, 2000, Prospectus Supplement No. 3 dated April 21, 2000, Prospectus Supplement No. 4 dated April 28, 2000 and Prospectus Supplement No. 5 dated May 5, 2000 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due February 1, 2007 and shares of our common stock issuable upon the conversion of the notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus.

        The information appearing in the table below, as of the date hereof, further supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

                                                                                                                    COMMON
                                                 PRINCIPAL AMOUNT OF                       COMMON STOCK OWNED       STOCK
                                                 NOTES BENEFICIALLY       PERCENTAGE OF       PRIOR TO THE         OFFERED
           NAME                                   OWNED AND OFFERED     NOTES OUTSTANDING       OFFERING            HEREBY
--------------------------------------------------------------------------------------------------------------------------
Jefferies & Company                                  $ 5,000,000                *                 46,296            46,296
KBC Financial Products                               $ 4,000,000                *                 37,037            37,037
Kentfield Trading Ltd.                               $10,610,000               1.6%               98,240            98,240
Prudential Securities                                $    80,000                *                    740               740
St. Thomas Trading Ltd.                              $   430,000                *                  3,981             3,981
Transamerica Life Insurance & Annuity Company        $10,000,000               1.5%               92,592            92,592
Transamerica Premier High Yield Fund                 $ 1,500,000                *                 13,888            13,888
Any other holder of notes or future transferee
  from any such holder                               $84,620,000              13.0%              783,518           783,518

---------------
* Less than one percent.

        The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $108.00 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $108.00 per share.

        INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is May 12, 2000.